EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of GigOptix, Inc. of our report dated March 14, 2008, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the discontinued operations as discussed in Note 13, as to which is dated September 5, 2008, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of Lumera Corporation, which appears in Amendment No. 2 to the Registration Statement on Form S-4 of GigOptix, Inc. dated October 24, 2008.

/s/ PricewaterhouseCoopers LLP

San Jose, California
February 3, 2010